Exhibit 10.4
TRANSITION AGREEMENT

    This Transition Agreement (this “Agreement”) is entered into on July 21, 2020 (the “Effective Date”), by and between GP Strategies Corporation, a Delaware Corporation (the “Company”), and Scott N. Greenberg (“Executive,” and Executive and the Company collectively, the “Parties”).

    WHEREAS, Executive transitioned from the role of Chief Executive Officer of the Company to Senior Advisor to the Company effective June 9, 2020;

    WHEREAS, Executive also serves as Chairman of the Board of Directors of the Company (the “Board”);

    WHEREAS, Executive and the Company have mutually agreed that Executive shall continue to serve as Senior Advisor to the Company until the third anniversary of the Effective Date (the “End Date”), subject to the terms and conditions of this Agreement;

    WHEREAS, Executive and the Company are party to that certain Employment Agreement, dated as of July 1, 1999, as amended through the date hereof (the “Employment Agreement”); and

    WHEREAS, Executive and the Company desire to enter into this Agreement to set forth the terms and conditions applicable to Executive’s employment with the Company on and after the Effective Date.

    NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, Executive and the Company hereby agree as follows:

1.Employment. The Company agrees to continue to employ Executive, and Executive agrees to continue to be employed by the Company, in accordance with the terms and conditions hereof, for the period commencing on the Effective Date and ending on the End Date, subject to earlier termination in accordance with the provisions of Section 4. Executive shall be an employee at will and this Agreement shall not constitute a guarantee of employment. Each of the Parties acknowledges and agrees that either Party may terminate Executive’s employment at any time, for any reason, subject to the provisions of Section 5. The period commencing on the Effective Date and ending on the first to occur of the End Date or the effective date of the termination of Executive’s employment in accordance with Section 4 is hereinafter referred to as the “Employment Period.” By executing this Agreement, Executive hereby acknowledges and agrees that neither Executive’s transition from Chief Executive Officer of the Company to Senior Advisor to the Company, nor his entering into this Agreement (or any of the terms and conditions contained herein), will give Executive grounds to terminate Executive’s employment with the Company for “Good Reason” (as defined in the Employment Agreement).

2.Position, Duties and Place of Employment.

a)Position. During the Employment Period, Executive shall serve as Senior Advisor to the Company, reporting to the Chief Executive Officer of the Company. Other than his position as a director on the Board, Executive shall resign from all other positions that he holds with the Company and its subsidiaries and affiliates, as well as the board of directors (and any committees thereof) of any of the Company’s subsidiaries and affiliates, on the date requested by the Company (which date need not be the same for all positions); provided, however, Executive will be deemed to have resigned from all such positions as of his Date of Termination (as defined below) if he is still serving in any such position as of such date. The Company shall reimburse or indemnify Executive for any costs and expenses Executive incurs in connection with any such service or Executive’s resignation therefrom. Executive shall promptly execute any documentation that the Company shall reasonably request to reflect such resignations. During the Employment Period, Executive shall continue to serve on the Board, subject to his reelection to the Board by the Company’s shareholders at the end of each Board term. During the Employment Period, the Company shall cause Executive to be nominated for reelection to the Board at the expiration of each Board term. For the avoidance of doubt, Executive shall not receive any compensation for his service as a director on the Board during the period commencing on the Effective Date and ending on the earlier of (i) the End Date and (ii) the date on which the Company terminates Executive’s employment without Cause pursuant to Section 4(b).

b)Duties. During the Employment Period, Executive shall provide advisory services to the Board and the Chief Executive Officer of the Company, and assist with various projects, including, without limitation, asset disposals, other corporate transactions and engagement in the finance function of the Company, among other responsibilities over time, as reasonably determined by the Chief Executive Officer of the Company or the Board and to the extent such advisory services and other assistance are consistent with Executive’s role as Senior Advisor to the Company. Executive hereby agrees to make himself reasonably available during the normal business hours of the Company to perform such services (subject to vacation, illness or other approved absences). Notwithstanding the foregoing, however, each of the Parties acknowledges and agrees that Executive shall not render services to the Company during any 12-month period during the Employment Period at a level that exceeds 20% of the average level of services performed by Executive for the Company over the 36-month period immediately preceding the Effective Date. Executive hereby agrees that he will perform his services to the Company in all material respects diligently, in good faith and in the reasonable best interests of the Company. When providing services to the Company, Executive shall comply in all material respects with all applicable laws, rules, regulations, and with the known policies and procedures of the Company (provided such policies and procedures are consistent with applicable law). The Parties acknowledge and agree that, effective as of the Effective Date, Executive shall have incurred a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) from the Company.

c)Place of Employment. During the Employment Period, Executive may determine, in his discretion, the location(s) at which he performs the duties set forth in Section 2(b); provided, however, that (i) Executive agrees to make himself reasonably available for meetings and reasonable business travel to the Company’s offices in Columbia, Maryland or elsewhere in connection with the performance of his duties hereunder, as may be requested by the Chief Executive Officer of the Company or the Board, subject to applicable stay at home/shelter in place orders and other travel, movement, and gathering restrictions related to COVID-19; and (ii) the Company agrees to (A) use commercially reasonable efforts to schedule virtual meetings (in lieu of physical meetings) and/or permit Executive to participate virtually in such meetings; (B) provide reasonable advance notice to Executive of such meetings and business travel; and (C) limit business travel only to the extent necessary for Executive to perform the advisory services. The Company shall provide Executive with appropriate administrative support during the Employment Period, consistent with that provided to other senior executives of the Company, in order to allow Executive to perform his duties hereunder.
3.Compensation and Other Benefits.

a)Annual Cash Payments. During the Employment Period, the Company shall pay Executive a cash amount equal to $560,000 per annum, payable in accordance with the normal payroll procedures of the Company in effect from time to time (but no less frequently than in monthly installments); provided, however, that all such cash payments otherwise scheduled to be paid with respect to the six months following the Effective Date shall be accumulated and paid, as adjusted for interest (as described in Section 7(b)), in a single lump sum on the first normal payroll date following the six-month anniversary of the Effective Date. During the Employment Period, Executive shall not be eligible to earn an annual bonus.

b)Equity Compensation.

i.Outstanding Awards. Executive and the Company hereby acknowledge and agree that the following equity awards granted to Executive under the Company’s 2011 Stock Incentive Plan, as amended (the “2011 Plan”), shall be cancelled as of the Effective Date: (A) the 32,284 performance-based restricted stock units (“RSUs”) granted to Executive on April 20, 2018; and (B) the 55,277 performance-based RSUs granted to Executive on May 15, 2019 (collectively, the “PRSUs”). For the avoidance of doubt, effective as of the Effective Date, Executive shall have no rights with respect to the PRSUs. The time-based RSU award that was granted to Executive under the 2011 Plan on April 1, 2020 (the “2020 Grant”) shall remain outstanding and eligible to vest in accordance with its terms, including treatment upon a termination of service or a Sale of the Company (as defined in the Company’s 2018 Amended Long-Term Incentive Program) as set forth in the underlying award agreement and in Section 5 of this Agreement, whichever is more favorable to Executive.

ii.New Award. Executive shall be granted an award of RSUs under the 2011 Plan as soon as practicable (and no later than 30 days) following the date hereof (the “New Award”). The New Award shall have a grant date value equal to $1,500,000, based on the closing price of a share of the Company’s common stock on the Effective Date. The New Award shall be eligible to vest as follows: (A) one-third of the New Award (the “First Tranche”) shall vest 100% on the first anniversary of the Effective Date; (B) one-third of the New Award (the “Second Tranche”) shall vest if and when there is a 25% increase in the per share price of the Company’s common stock (measured based on the 20-trading day volume weighted average price (“VWAP”) per share as displayed under the heading “Bloomberg VWAP” on the Company’s Bloomberg page) from the closing price of the Company’s common stock on the Effective Date, provided, except as otherwise set forth herein, that the Second Tranche shall be forfeited if such increase is not achieved on or prior to the third anniversary of the Effective Date; and (C) one-third of the New Award (the “Third Tranche”) shall vest if and when there is a 50% increase in the per share price of the Company’s common stock (measured based on the 20-trading day VWAP per share as displayed under the heading “Bloomberg VWAP” on the Company’s Bloomberg page) from the closing price of the Company’s common stock on the Effective Date, provided, except as otherwise set forth herein, that the Third Tranche shall be forfeited if such increase is not achieved on or prior to the third anniversary of the Effective Date. Notwithstanding the foregoing, upon a Sale of the Company, the New Award shall become 100% vested. Except as provided below in Section 5, the vesting of the New Award (or any portion thereof) is in all cases subject to Executive’s continued employment with the Company until the applicable vesting date. Executive shall be permitted, at Executive’s discretion, to pay all withholdings and other taxes with respect to the New Award (and the 2020 Grant) through a “net” issuance whereby the Company shall withhold shares that otherwise would be issued to Executive to pay such withholdings and other taxes. The New Award shall be subject to the terms and conditions of the 2011 Plan and the underlying award agreement, which award agreement shall be consistent with the terms set forth herein. Executive and the Company hereby acknowledge and agree that no new equity awards shall be granted to Executive during the Employment Period, other than the New Award.

c)Employee Benefits. During the Employment Period, Executive shall remain entitled to participate in the employee benefit plans and programs offered by the Company as of the Effective Date to its senior executives (e.g., 401(k) plan, health and welfare benefits, life and disability insurance, vacation, automobile allowance, etc.), on the same terms as are applicable to active senior executives, subject to the terms and conditions of such plans and programs; provided, however, that if Executive is not permitted to participate during such time in any such plan or program, the Company shall provide Executive with substantially comparable alternative coverage and benefits during the Employment Period, at the same cost to Executive as is applicable to active senior executives.

d)Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by him in connection with his employment hereunder in accordance with the written policies and guidelines established by the Company.

e)Tax Withholding. The Company may withhold from any compensation payable to Executive hereunder such federal, state or local taxes as are required to be withheld pursuant to any applicable law or regulation, and may withhold for other lawful, normal deductions for benefits as otherwise agreed by the Parties.

4.Termination of Employment. The Employment Period shall end on the End Date or, if earlier, when it is terminated in accordance with this Section 4.

a)Termination by the Company for Cause. The Company may terminate Executive’s employment at any time for Cause. For purpose of this Agreement, the term “Cause” shall mean: (i) Executive’s act or failure to act amounting to gross negligence or willful misconduct to the material detriment of the Company; (ii) Executive’s willful breach of any material obligation under the restrictive covenants set forth in Sections 7, 8 and 9 of the Employment Agreement, after written notice from the Company and failure to cure such circumstances, if curable, within 30 days thereafter; and (iii) Executive’s willful breach of any material term of this Agreement, after written notice from the Company and failure to cure such circumstances, if curable, within 30 days thereafter.

b)Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause. The Company hereby agrees to provide Executive with no less than 60 days’ prior written notice of the effective date of termination of Executive’s employment without Cause; provided, however, that Executive, in his sole and absolute discretion, may waive the requirement for prior notice of termination of Executive’s employment without Cause or decrease the notice period.

c)Termination by Executive for Good Reason. Executive may terminate Executive’s employment with the Company at any time for Good Reason. For purposes of this Agreement, the term Good Reason shall mean the occurrence of any of the following events or circumstances without Executive’s prior written consent: (i) the Company’s failure to make any payments or provide any benefits to which Executive may be entitled; (ii) the Company (A) requiring Executive to provide services other than those set forth above in Section 2(b) or (B) failing to comply with any material term of this Agreement, and (iii) Executive no longer serving on the Board other than on account of Executive’s voluntary resignation or failure to be elected to the Board by the Company’s shareholders after nomination by the Company. In order for a termination of employment for Good Reason to be effective, (A) the Company must receive a Notice of Termination (as defined in Section 4(g)) from Executive within 60 days following the occurrence of the event claimed to give rise to the right to resign for Good Reason, (B) the Company must fail to cure the event constituting Good Reason within 30 days after receipt of the Notice of Termination, and (C) Executive must terminate Executive’s employment in writing within 60 days following the expiration of such cure period.

d)Termination by Executive without Good Reason. Executive may terminate Executive’s employment with the Company without Good reason at any time by voluntary resignation. Executive hereby agrees to provide the Company with no less than 60 days’ prior written notice of the effective date of Executive’s resignation; provided, however, that the Company, in its sole and absolute discretion, may waive the requirement for prior notice of Executive’s resignation or decrease the notice period.

e)Death. Executive’s employment shall terminate automatically upon the death of Executive.

f)Illness. Executive may terminate his employment with the Company if Executive’s health should become impaired to an extent that makes his continued performance of his duties hereunder hazardous to his physical or mental health or his life; provided, that Executive shall have furnished the Company with a written statement from a qualified doctor to such effect; and provided, further, that, at the Company’s request, Executive shall submit to an examination by a doctor selected by the Company and such doctor shall have concurred in the conclusion of Executive’s doctor.

g)Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder for 90 days or more in any rolling period of six consecutive months, and within 30 days after a Notice of Termination is given by the Company shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate Executive’s employment hereunder.

h)Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than termination due to Executive’s death) shall be communicated by a Notice of Termination to the other Party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and shall specify the date of termination if such date is other than the date of receipt of such notice.

i)Date of Termination. For purposes of this Agreement, the term “Date of Termination” shall mean (i) if Executive’s employment is terminated by the Company for Cause, the date on which Executive receives the Notice of Termination, unless a later date is mutually agreed; provided, however, that if Executive’s employment is terminated by the Company for Cause pursuant to Sections 4(a)(ii) or 4(a)(iii), then the Date of Termination shall be the date on which the Company gives notice that Executive has failed to cure the failure included in its demand, if curable, which notice can be given no earlier than the expiration of the 30 day cure period set forth in Sections 4(a)(ii) or 4(a)(iii), as applicable, with Executive having failed to cure the event constituting Cause; (ii) if Executive’s employment is terminated by the Company without Cause pursuant to Section 4(b), the 60th day following Executive’s receipt of the Notice of Termination, unless Executive waives or reduces such period as provided in Section 4(b); (iii) if Executive’s employment is terminated by Executive for Good Reason, the date Executive terminates Executive’s employment in writing as set forth in Section 4(c), unless a later date is mutually agreed; provided, however, that the Date of Termination must occur within 60 days following the expiration of the 30 day cure period set forth in Section 4(c), with the Company having failed to cure the event constituting Good Reason; (iv) if Executive’s employment is terminated by Executive other than for Good Reason pursuant to Section 4(d), the 60th day following the Company’s receipt of the Notice of Termination, unless the Company waives or reduces such period as provided in Section 4(d); (v) if Executive’s employment is terminated by reason of death, the date of death; (vi) if Executive’s employment is terminated by Executive as a result of his illness pursuant to Section 4(f), the date on which the Company receives the Notice of Termination, unless a later date is mutually agreed; provided, however, that if the Company requests that Executive be examined by a doctor selected by the Company, as contemplated by Section 4(f), then the Date of Termination shall be the date on which such doctor concurs in the conclusion of Executive’s doctor, unless a later date is mutually agreed; and (vii) if Executive’s employment is terminated due to Executive’s disability pursuant to Section 4(g), 30 days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such 30 day period).

j)Resignation from Board. Upon termination of Executive’s employment for any reason, Executive agrees to resign, effective as of the Date of Termination, from the Board, unless the Board requests otherwise and Executive agrees. Executive shall promptly execute any documentation that the Company shall reasonably request to reflect such resignation.

5.Compensation upon Termination.

a)If Executive’s employment with the Company terminates for any reason, Executive shall be entitled to receive the following payments and benefits from the Company: (i) to the extent not already paid or provided, any amounts or benefits required to be paid or provided as of the Date of Termination or which Executive is eligible to receive on that date in accordance with the terms of any plan, program or policy of the Company applicable to Executive; (ii) continued payment of the annual cash payments set forth in Section 3(a) to Executive (or, after Executive’s death, to his surviving spouse or to his estate, if there is no surviving spouse) during the period commencing on the Date of Termination and ending on (and including) the End Date, payable in in accordance with the normal payroll procedures of the Company in effect from time to time (but no less frequently than in monthly installments); and (iii) during the period commencing on the Date of Termination and ending on (and including) the End Date, Executive and Executive’s spouse (as applicable) shall remain entitled to participate in all employee benefit plans and programs in which Executive was entitled to participate immediately prior to the Date of Termination (excluding, for the avoidance of doubt, equity compensation); provided, however, that if Executive is not permitted to participate during such period in any such plan or program, the Company shall provide substantially comparable alternative coverage and benefits to Executive and Executive’s spouse (as applicable), other than with respect to the Company’s 401(k) plan, at the same cost to Executive as is applicable to active senior executives. Notwithstanding the foregoing, if Executive’s employment with the Company terminates on the End Date, the Company shall have no further obligation to Executive hereunder except for the payment or provision of the amounts and benefits set forth in Section 5(a)(i).

b)If Executive’s employment with the Company is terminated by the Company without Cause, by Executive for Good Reason or pursuant to Sections 4(e), 4(f) or 4(g), then (i) the 2020 Grant, to the extent outstanding and unvested as of the Date of Termination, shall become fully vested, and (ii) the New Award, to the extent outstanding and unvested as of the Date of Termination, shall be treated as follows: (A) the First Tranche shall become 100% vested; and (B) the Second Tranche and the Third Tranche shall remain outstanding and eligible to vest based on achievement of the applicable stock price increase until the third anniversary of the Effective Date (or, if earlier, upon a Sale of the Company on or before the third anniversary of the Effective Date, notwithstanding achievement of the applicable stock price increase). If the applicable stock price increase is not achieved on or prior to the third anniversary of the Effective Date, and there is no Sale of the Company on or before the third anniversary of the Effective Date, then the Second Tranche and the Third Tranche, as applicable, shall be forfeited immediately following the End Date. Notwithstanding the foregoing, the treatment of the 2020 Grant and the New Award set forth in this Section 5(b) is subject to the execution by Executive (or the personal representative or executor of Executive’s estate following Executive’s death) of a general release of all employment-related claims in favor of the Company on or following the Date of Termination, substantially in the form of Exhibit A attached hereto (the “Release”), and non-revocation of the Release prior to the expiration of the revocation period contained therein; provided that such conditions are met on or before the date that is 30 days after the Date of Termination.

6.Restrictive Covenants. Executive hereby acknowledges and agrees that Executive remains bound by Sections 7, 8 and 9 of the Employment Agreement, which shall remain in full force and effect following the Effective Time. Nothing contained herein shall prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, any Inspector General, or making other disclosures protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures. Notwithstanding anything to the contrary contain herein, the Parties acknowledge that, pursuant to 18 USC § 1833(b), Executive may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (a) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, the Parties acknowledge that if Executive sues the Company for retaliation based on the reporting of a suspected violation of law, Executive may disclose a trade secret to Executive’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and Executive does not disclose the trade secret except pursuant to court order.

7.Section 409A.

a)Intent to Comply. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder (“Section 409A”). If the Company determines in good faith that any provision of this Agreement would cause Executive to incur an additional tax, penalty, or interest under Section 409A, the Company and Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A. The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement.

b)Six month delay in payments on account of separation from service. Any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that arises under any other provision of this Agreement, on account of Executive’s separation from service while Executive is a “specified employee” (as defined under Section 409A), and is scheduled to be paid or provided within six months after such separation from service (the aggregate of such scheduled payments is referred to as the “Delayed Payment”) shall, in lieu thereof, be paid or provided, as adjusted for interest, within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Executive’s estate following Executive’s death. For purposes of this Agreement, interest shall accrue at the prime rate of interest published in the northeast edition of The Wall Street Journal on the date of Executive’s separation from service.

c)Installment payments. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

d)Expense reimbursements and in-kind benefits. With respect to any reimbursement of Executive’s expenses, or any provision of in-kind benefits to Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Additionally, if the provision of any benefit to Executive in the six months following the Effective Date will constitute payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1)), after giving effect to any applicable exemptions, that arises under any other provision of this Agreement or otherwise, on account of Executive’s separation from service as of the Effective Date, Executive will pay for such benefits during such time and the Company shall be required to reimburse Executive for the aggregate amount that would have been paid by the Company during such time in respect of such benefits, as adjusted for interest, within 15 days after the end of the six-month period beginning on the Effective Date or, if earlier, within 15 days after the appointment of the personal representative or executor of Executive’s estate following Executive’s death.

8.Miscellaneous.

a)Governing Law. This Agreement is a contract made under the laws of the State of Maryland and for all purposes will be construed in accordance with the laws of the State of Maryland without regard to conflict of laws principles thereof.

b)Jurisdiction; Venue; Process. A Party bringing any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may bring the action in the courts of the State of Maryland, Howard County or, if it has or can acquire jurisdiction, in the United States District Court for the District of Maryland. The Company and Executive each consent to jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and each waives any objection to venue laid therein.

c)NO JURY TRIAL. NEITHER THE COMPANY NOR EXECUTIVE SHALL ELECT A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY.

d)Amendments. This Agreement may be amended, waived, changed, modified or discharged only by a writing signed by both of the Parties.

e)Waiver. Any waiver by either Party of a breach of any provision of this Agreement will not operate as a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

f)Assignment and Successors. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns. Notwithstanding anything in the foregoing to the contrary, Executive may not assign any of Executive’s rights or obligations under this Agreement without first obtaining the written consent of the Company. The Company may assign this Agreement in connection with a sale of all or substantially all of its business and/or assets (whether direct or indirect, by purchase, merger, consolidation or otherwise) and will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

g)Severability. The invalidity of any one or more provisions of this Agreement or any part thereof shall not affect the validity of any other provision of this Agreement or part thereof; and in the event that one or more provisions contained herein shall be held to be invalid, the Agreement shall be reformed to make such provisions enforceable.

h)Notices. Any notices to be given hereunder shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid as follows:

If to Executive, addressed to Executive at the address then shown in Executive’s employment records.

If to the Company at:

GP Strategies Corporation
70 Corporate Center
11000 Broken Land Parkway, Suite 200
Columbia, MD 21044
Attention: Executive Vice President, General Counsel, and Secretary

i)Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

j)Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior written and oral agreements and understandings between the Company and Executive with respect to the subject matter of this Agreement, including, without limitation, the Employment Agreement; provided, however, that Sections 7, 8 and 9 of the Employment Agreement shall not be superseded by this Agreement and shall remain in full force and effect following the Effective Time.

k)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of a manually executed copy of this Agreement.

l)Legal Fees. The Company agrees to pay all legal fees and related expenses incurred by Executive in connection with the negotiation, preparation and execution of this Agreement and any other related documents, including without limitation the New Award, promptly upon receipt of any invoice relating to such services.

m)Indemnification. Executive shall continue to be entitled to indemnification for any service as an officer or director of the Company and its subsidiaries and affiliates pursuant to the Company’s governing documents and applicable law, consistent with the other senior executives of the Company, with respect to services rendered prior to, on or after the date of this Agreement, including Executive’s service as the Senior Advisor to the Company.

    IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the day and year first above written.

GP STRATEGIES CORPORATION

By: _________________________________
                             Name:
                             Title:

EXECUTIVE

By:	/s/ Scott N. Greenberg
Name:	Scott N. Greenberg

EXHIBIT A

General Release

TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT SCOTT N. GREENBERG (the “Releasor”), on behalf of the Releasor and the Releasor’s heirs, executors, administrators and legal representatives, in consideration of the benefits to be provided pursuant to Section 5(b) of the Transition Agreement between the Releasor and GP Strategies Corporation, effective as of July 21, 2020 (the “Agreement”), and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, hereby irrevocably, unconditionally, generally and forever releases and discharges GP Strategies Corporation, together with its current and former affiliates and subsidiaries (the “Company”), each of their respective current and former officers, directors, employees, agents, representatives and advisors and their respective heirs, executors, administrators, legal representatives, receivers, affiliates, beneficial owners, successors and assigns (collectively, the “Releasees”), from, and hereby waives and settles, any and all, actions, causes of action, suits, debts, promises, damages, or any liability, claims or demands, known or unknown and of any nature whatsoever and which the Releasor ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Release arising directly or indirectly pursuant to or out of the Releasor’s employment with the Company or the termination of such employment (collectively, “Claims”), including, without limitation, any Claims (i) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or worker or workplace protection, and/or specifically prohibit discrimination based upon age, race, religion, gender, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Americans with Disabilities Act of 1990, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, as amended, the Older Workers Benefit Protection Act (“OWBPA”), the Equal Pay Act, Rehabilitation Act of 1973, Sarbanes-Oxley Act of 2002, the Worker Adjustment Retraining and Notification (“WARN”) Act, the Maryland Fair Employment Practices Act, and Title 20 of the State Government Article of the Maryland Annotated Code, all as amended, and any and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (ii) arising under or pursuant to any contract, express or implied, written or oral, including, without limitation, the Agreement; (iii) for wrongful dismissal or termination of employment; (iv) for tort, tortious or harassing conduct, infliction of mental or emotional distress, fraud, libel or slander; and (v) for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief. This Release shall not apply to any claim that the Releasor may have for a breach of Section 5 of the Agreement.
The Releasor agrees not to file, assert or commence any Claims against any Releasee with any federal, state or local court or any administrative or regulatory agency or body. Notwithstanding the foregoing, nothing herein shall constitute a release by the Releasor of a claim to the extent such claim is not waivable as a matter of applicable law. Without limiting the generality of the foregoing, nothing herein shall affect any right to file an administrative charge with the Equal Employment Opportunity Commission, subject to the restriction that if any such charge is filed, the Releasor agrees not to violate the confidentiality provisions of the Agreement and further agrees and covenants that should the Releasor or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge with the Equal Employment Opportunity Commission, civil action, suit or legal proceeding against the Releasees (or any of them) involving any matter occurring at any time in the past, the Releasor will not seek or accept any personal relief (including, but not limited to, a monetary award, recovery, relief or settlement) in such charge, civil action, suit or proceeding.
The Releasor represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the Releasor may have against the Releasees, or any of them, and the Releasor agrees to indemnify and hold the Releasees, and each of them, harmless from any Claims, or other liability, demands, damages, costs, expenses and attorneys’ fees incurred by the Releasees, or any of them, as a result of any person asserting any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the Releasor under this indemnity.
The Releasor agrees that if the Releasor hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any Claim released hereunder, or in any manner asserts against the Releasees, or any of them, any Claim released hereunder, then the Releasor shall pay to the Releasees, and each of them, in addition to any other damages caused to the Releasees thereby, all attorneys’ fees incurred by the Releasees in defending or otherwise responding to said suit or Claim.
The Releasor hereby waives any right to, and agrees not to, seek reinstatement of the Releasor’s employment with the Company or any Releasee. The Releasor acknowledges that the amounts to be paid to the Releasor under Section 5(b) of the Agreement include benefits, monetary or otherwise, which the Releasor has not earned or accrued, or to which the Releasor is not already entitled.
The Releasor acknowledges that the Releasor was advised by the Company to consult with the Releasor’s attorney concerning the waivers contained in this Release, that the Releasor has consulted with counsel, and that the waivers the Releasor has made herein are knowing, conscious and with full appreciation that the Releasor is forever foreclosed from pursuing any of the rights so waived.
The Releasor has a period of 21 days from the date on which a copy of this Release has been delivered to the Releasor to consider whether to sign it. In addition, in the event that the Releasor elects to sign and return to GP Strategies Corporation a copy of this Release, the Releasor has a period of seven days (the “Revocation Period”) following the date of such return to revoke this Release, which revocation must be in writing and delivered to GP Strategies Corporation, 70 Corporate Center, 11000 Broken Land Parkway, Suite 200, Columbia, MD 21044, Attention: Executive Vice President, General Counsel, and Secretary, within the Revocation Period. This Release, and the Releasor’s right to receive the benefits under Section 5(b) of the Agreement, shall not be effective or enforceable until the expiration of the Revocation Period without the Releasor’s exercise of the Releasor’s right of revocation.
This Release shall not be amended, supplemented or otherwise modified in any way except in a writing signed by the Releasor and GP Strategies Corporation.
This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without reference to its principles of conflicts of law.

IN WITNESS WHEREOF, the Releasor has caused this Release to be executed as of ___________________, 20__.

Scott N. Greenberg

SWORN TO AND SUBSCRIBED
BEFORE ME THIS ____ DAY OF
____________________, 20__.

Notary Public